PORTER, LEVAY & ROSE	Andrew Berlin, VP - Investor Relations Jeffrey Myhre, VP - Editorial

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HYDROGEN ENGINE CENTER, INC.
Nicole Fritz-Kemna,
Communications Director
(515) 295-3178
nkemna@hydrogenenginecenter.com

FOR IMMEDIATE RELEASE

HYDROGEN ENGINE CENTER, INC. REPORTS SECOND QUARTER AND
SIX MONTH FINANCIAL RESULTS

ALGONA, IOWA, August 15, 2007 -- Hydrogen Engine Center, Inc., (OTC BB: HYEG), a designer, manufacturer and distributor of alternative-fueled internal combustion engines and distributed power generation equipment, today announced its financial results for the quarter and half year ended June 30, 2007.

For the second quarter of 2007, Hydrogen Engine Center had revenues of approximately $203,000, up markedly from $47,000 in the same quarter of 2006. Operating expenses almost halved reaching $1.1 million down in second quarter 2007 from $2.0 million in the same period 2006. Net loss was also dramatically down at $1.1 million, or $0.04 per fully diluted share in second quarter 2007 compared to $2.0 million, or $0.08 per fully diluted share, in second quarter 2006.

The six month figure for revenue was approximately $442,000 in first half 2007 against almost $76,000 in same period prior year. Operating expenses decreased by $38,000 to $2.901 million in first half 2007 from $2.938 million in the six months ended June 30, 2006. Net loss for the first half of 2007 was $60,000 less than in first half 2006 at $2.883 million, or $0.11 per fully diluted share, against $2.943 million, or $0.12 per fully diluted share.

Don Vanderbrook, Chief Operating Officer of HEC, said, “We remain a research and development stage company and as a result, we expect to continue to operate at a net loss during 2007. However, we have begun the transition to a commercially viable enterprise in recent months. Our sales have increased considerably due primarily to the efforts of our power products distributors. We expect this trend to continue. We are currently recruiting sales professionals, two for outside engine sales and two for outside distributed generation sales. We intend to be more involved in the distributed generation market because of the tightening of governmentally imposed emissions standards. For that reason we expect to also add some program management personnel to work directly with government agencies, both here and in Canada. We expect sales and marketing expense to increase during the remainder of 2007 as we make these additional hires.

“On the cost control side, we have had some notable success in reducing our spending, especially in the second quarter of 2007. As we begin to make more sales, our costs will naturally rise, but we believe we have put in place the controls necessary to keep costs as a percentage of revenue down. We plan to add additional key personnel such as experienced outside sales managers in the next few months, we have been successful in recruiting a qualified accountant to assist our principal financial officer and have hired an experienced engineer as well to support our products as they come on line. We expect that general and administrative expenses will increase to reflect the costs associated with our efforts to raise additional capital, additional costs associated with the Sarbanes Oxley compliance as well as expenses associated with any additional hires.

-more -

“As a developer of new energy technology, it is vital that we maintain and continue to develop our portfolio of intellectual properties. We currently have nine patents pending (seven filed and two in process) related to various aspects of engine technology. Patents pending and filed include the following:

•	precision alignment hub, filed April 7, 2005
•	material neutral process filed October 10, 2006
•	pigtailed stator windings for electrical generator filed December 28, 2006
•	dual connecting rod piston, filed April 20, 2007
•	large displacement engine filed May 23, 2007
•	laminated internal combustion engine design and fabrication technique filed May 29, 2007
•	carbon free hydrogen and ammonia fueled internal combustion engine filed May 29, 2007.

“We have two patents in process that we expect to file in the near future and up to 63 additional patents in various stages of preparation.

We have identified the following three near-term goals, in addition to the patents I have mentioned, that we believe will enhance results of operation, as well as facilitate our ability to bring alternative solutions to the world’s energy and environmental needs.

•
1MW 4+1TM hydrogen genset: We are working to develop a genset with engines using hydrogen or other carbonless fuels that allow the system to achieve one megawatt or more of environmentally friendly power;

•
Turn-key combined heat and power variable speed power generation system: We are working to develop an enclosed system capable of delivering both power and heat. The system would include a hydrogen-fueled engine and an electrolyzer and have combined generator system efficiency greater than 90%.

•	Ammonia (NH3): We are developing an ammonia-fueled engine with efficiency that we expect to exceed existing internal combustion engines while producing near-zero emission.

Vanderbrook concluded, “Currently we are expecting that ammonia will become our fuel of choice for a carbon-free power generation system. We are focusing on ammonia for a number of reasons:

•	Ammonia is the densest carrier of hydrogen by weight, denser per pound than liquid hydrogen.
•	A transportation and storage system for ammonia is currently in place.
•	Ammonia is a carbonless fuel that can supply clean energy now.”

About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. (HEC) designs, manufactures and distributes alternative-fueled internal combustion engines, engine controls and fuel delivery systems and power generation equipment for distributed power, agricultural, industrial, airport ground support, off-road vehicular, business and home applications. All HEC engines and power generation equipment are capable of running on a multitude of fuels, including but not limited to, hydrogen, ammonia, synthetic gas, coal bed methane, gasoline, and ethanol. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, the availability of capital and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

FINANCIAL TABLES TO FOLLOW

HYDROGEN ENGINE CENTER, INC. AND SUBSIDIARIES
(a corporation in the development stage)

Summary Statement of Operations
(unaudited)

	Three Months Ended June 30		Six Months Ended June 30		From Inception (May 19, 2003) to
	2007	2006	2007	2006	June 30, 2007

Sales	$ 203,383	$ 47,119	$ 441,673	$ 75,709	$ 763,577
Cost of Sales	170,180	39,580	372,844	55,256	650,111
Gross Profit	33,203	7,539	68,829	20,453	113,466

Operating Expenses	1,134,070	2,006,799	2,901,373	2,938,708	10,001,676

Operating Loss	(1,100,867)	(1,999,260)	(2,823,544)	(2,918,255)	(9,888,210)

Other Income (expense)	(20,356)	(25,407)	(50,493)	(24,869)	(127,784)

Net Loss	$ (1,121,223)	$ (2,024,667)	$ (2,883,037)	$ (2,943,124)	$ (10,015,994)

Basic and Diluted Net Loss per Share	$ (0.04)	$ (0.08)	$ (0.11)	$ (0.12)

Weighted average shares outstanding	25,737,648	24,860,561	25,737,648	24,857,733

HYDROGEN ENGINE CENTER, INC. AND SUBSIDIARIES
(a corporation in the development stage)
Condensed Consolidated Balance Sheet

June 30,
ASSETS	2007
(Unaudited)
Current Assets
Cash and cash equivalents	$2,454,922
Restricted cash	360,409
Accounts receivable	134,918
Inventories	2,334,346
Prepaid expenses	77,092
Total current assets	5,361,687

Property, Plant and Equipment
Leasehold improvements	17,156
Building	2,156,380
Equipment	912,182
Land and improvements	472,504
Construction in progress	111,894
3,670,116
Less accumulated depreciation	300,947
Net property and equipment	3,369,169

Total Assets	$8,730,856

Current Liabilities
Notes payable, bank	$1,413,435
Current portion long-term debt	42,926
Current installments of obligation under capital lease	42,617
Accounts payable	189,818
Accrued expenses	372,417
Unearned project reimbursements	102,972
Unearned grants	48,871
Total current liabilities	2,213,056

Long-term debt, net of current maturities	756,019
Obligation under capital lease, excluding current installments	104,237
860,256
Total liabilities	$3,073,312

Commitments and Contingencies

Stockholders' Equity
Preferred stock - Series A, $0.001 par value; 10,000,000 shares authorized, 930,000 shares issued and outstanding	930
Preferred stock - Series B, $0.001 par value; 5,000,000 shares authorized, 1,932,846 shares issued and outstanding	1,933
Common stock, $0.001 par value; 100,000,000 shares authorized, 26,078,914 shares issued and outstanding	26,079
Additional paid-in capital	15,660,960
Accumulated other comprehensive income - foreign currency	(16,364)
Deficit accumulated during the development stage	(10,015,994)
Total stockholders' equity	5,657,544

Total Liabilities and Stockholders’ Equity	$8,730,856